Exhbit 99.1

Contact:	Kathleen Campbell, Marketing Director	First Citizens National Bank
	570-662-0422	15 S. Main Street
	570-662-8512 (fax)	Mansfield, PA 16933

Citizens Financial Services, Inc. Reports First Quarter 2006 Earnings

MANSFIELD, PENNSYLVANIA— April 20, 2006 - Citizens Financial Services, Incorporated (OTC BB: CZFS), parent company of First Citizens National Bank, has released its unaudited financial performance for the first quarter of 2006.

Net income for the three months ended March 31, 2006 was $1,276,000, which compares to $1,267,000 for the comparable period last year. Our tax adjusted net interest margin for 2006 was 3.87% compared with 4.01% for 2005. Earnings per share were $.45 through March 31, 2006 compared with $.44 in 2005, an increase of 2.3%. Return on equity (ROE) was 11.84% while return on assets (ROA) was .96% for 2006, compared to 12.41% and 1.01% for 2005, respectively.

CEO and President Randall E. Black stated, “the effects of a continued flattened yield curve has resulted in further margin compression through the first quarter of 2006. Despite this less than favorable interest rate environment, we have been able to exceed our operating results from a year ago. Through more tax-exempt assets and cost control, net income was $9,000 higher than last year. Additionally, we continue to make progress on our new branch in Wellsville, New York. We anticipate breaking ground in April with a late fall completion date. As expected, the Wellsville office will incur operating losses until the branch achieves certain growth levels. Pre-tax net income would have been approximately $80,000 higher in the first quarter, when excluding the Wellsville operations.”

Since March of last year, total assets have increased $33.8 million, or 6.7%. At the end of March, total assets were $540.2 million compared with $506.4 million last year. The investment portfolio as of the end of March totaled $105.2 million, which is an increase of $10.6 million from a year ago. Total loans have increased $20.2 million, an increase of 5.5%. Total deposits have increased $14.2 million, or 3.4%. Borrowed funds have increased $18.7 million, which has been used to help fund the asset growth.

Stockholders’ Equity, excluding accumulated other comprehensive income, has increased $1.9 million, or 4.6% since last March. In March, a cash dividend of $.215 per share was declared and will be paid to shareholders on April 28, 2006 to record holders as of April 14, 2006. This represents an increase of 4.9%. Book value per share at March 31, 2006 was $15.32 compared with $14.55 last year, an increase of 5.3%. On January 17, 2006, the Board of Directors approved a stock repurchase plan authorizing the repurchase of up to 140,000 shares of our common stock either in the open market or through privately negotiated sales. Through March, 25,373 shares have been repurchased.

Citizens Financial Services, Inc., has over 1,500 shareholders, the majority of whom reside in Potter, Tioga, and Bradford Counties, Pennsylvania and Allegany County, New York, where their 16 offices are located.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

CITIZENS FINANCIAL SERVICES, INC.
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	March 31	December 31	March 31
(in thousands except share data)	2006	2005	2005
ASSETS:
Cash and cash equivalents:
Noninterest-bearing	$9,781	$8,498	$7,910
Interest-bearing	21	111	100
Total cash and cash equivalents	9,802	8,609	8,010

Available-for-sale securities	105,220	102,602	94,611
Loans (net of allowance for loan losses:
2006, $3,709; December 31, 2005, $3,664; and March 31, 2005, $3,856 )	385,116	379,139	364,786
Premises and equipment	12,195	12,305	11,700
Accrued interest receivable	2,316	2,164	2,036
Goodwill	8,605	8,605	8,605
Core deposit intangible	539	684	1,117
Bank owned life insurance	7,815	7,743	7,523
Other assets	8,595	7,390	8,034

TOTAL ASSETS	$540,203	$529,241	$506,422

LIABILITIES:
Deposits:
Noninterest-bearing	$52,360	$50,600	$45,642
Interest-bearing	375,087	379,199	367,582
Total deposits	427,447	429,799	413,224
Borrowed funds	67,042	52,674	48,367
Accrued interest payable	1,657	1,862	1,632
Commitment to purchase investment securities	-	752	-
Other liabilities	2,786	2,593	2,809
TOTAL LIABILITIES	498,932	487,680	466,032

STOCKHOLDERS' EQUITY:
Common Stock $1.00 par value; authorized
10,000,000 shares; issued 2,965,257 shares
in 2006 and at December 31, 2005 and
2,937,519 shares at March 31, 2005	2,965	2,965	2,938
Additional paid-in capital	11,359	11,359	10,804
Retained earnings	31,930	31,251	29,593
TOTAL	46,254	45,575	43,335
Accumulated other comprehensive loss	(1,942)	(1,540)	(934)
Less: Treasury Stock, at cost, 144,088 shares for
2006, 118,715 shares at December 31, 2005
and 97,262 shares at March 31, 2005	(3,041)	(2,474)	(2,011)

TOTAL STOCKHOLDERS' EQUITY	41,271	41,561	40,390
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$540,203	$529,241	$506,422

CITIZENS FINANCIAL SERVICES, INC.
CONSOLIDATED STATEMENT OF INCOME
(UNAUDITED)
	Three Months Ended
(in thousands, except per share data)	March 31
	2006	2005
INTEREST INCOME:
Interest and fees on loans	$6,519	$5,919
Investment securities:
Taxable	819	792
Nontaxable	226	117
Dividends	67	51

TOTAL INTEREST INCOME	7,631	6,879

INTEREST EXPENSE:
Deposits	2,601	2,168
Borrowed funds	663	378

TOTAL INTEREST EXPENSE	3,264	2,546

NET INTEREST INCOME	4,367	4,333
Provision for loan losses	60	-

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	4,307	4,333

NON-INTEREST INCOME:
Service charges	706	673
Trust	129	121
Brokerage	58	38
Insurance	36	83
Investment securities losses, net	(6)	-
Earnings on bank owned life insurance	72	74
Other	137	121

TOTAL NON-INTEREST INCOME	1,132	1,110

NON-INTEREST EXPENSES:
Salaries and employee benefits	2,036	1,921
Occupancy	308	303
Furniture and equipment	152	175
Professional fees	140	145
Amortization of intangibles	144	144
Other	1,111	1,143

TOTAL NON-INTEREST EXPENSES	3,891	3,831

Income before provision for income taxes	1,548	1,612
Provision for income taxes	272	345

NET INCOME	$1,276	$1,267

Earnings Per Share	$0.45	$0.44
Cash Dividends Per Share	$0.21	$0.20

FINANCIAL HIGHLIGHTS
(UNAUDITED)

(in thousands, except per share and ratio data)	2006	2005

Three Months Ended March 31
Net Income	$1,276	$1,267
Comprehensive Income	875	169
Per common share data:
Earnings per share	$0.45	$0.44
Cash dividends per share	$0.21	$0.20
Performance Ratios:
Return on average assets (annualized)	0.96%	1.01%
Return on average equity (annualized)	11.84%	12.41%

At March 31
Assets	$540,203	$506,422
Investment securities:
Available for sale	105,220	94,611
Loans (net of unearned income)	388,825	368,642
Allowance for loan losses	3,709	3,856
Deposits	427,447	413,224
Stockholders' Equity	41,271	40,390
Non-performing assets	3,007	2,667
Average Leverage Ratio	7.91%	7.90%
Per common share data:
Book value	$15.32	$14.55
Market value (average of bid/ask price)	$22.30	$23.88
Market price to book value ratio	145.59%	164.10%

			Cash Dividends
Common Stock Information:	Bid	Ask	Paid

Quarter Ended:

March 31, 2006	$21.35	$23.25	$0.210
December 31, 2005	$20.80	$21.00	$0.210
September 30, 2005	$20.10	$20.50	$0.205
June 30, 2005	$21.00	$21.70	$0.205

March 31, 2005	$23.50	$24.25	$0.200
December 31, 2004	$23.65	$24.00	$0.200
September 30, 2004	$21.50	$22.15	$0.195
June 30, 2004	$22.20	$22.75	$0.195